Exhibit 10.5
April 24, 2008
PRIVATE & CONFIDENTIAL
Eileen Kamerick
[address]
Employment Letter and Terms and Conditions of Employment Full-Time, Salaried Executive Vice President — Corporate Development and Managing Director
Dear Eileen:
On behalf of BearingPoint, Inc. (the “Company”), I am pleased to offer you the position of Executive Vice President — Corporate Development and Managing Director, based out of the Company’s Chicago, Illinois office. Your start date (the “Effective Date”) shall be May 12, 2008.
This Employment Letter sets forth certain terms and conditions of your employment. While the Company does not presently anticipate any required changes as to your primary work location or reporting structure, these conditions may be modified at the Company’s discretion.
Compensation. Commencing on the Effective Date, your annual base salary will be $600,000.00, subject to standard withholdings and deductions.
Duties; Reporting; Termination. You will have such duties and responsibilities as are commensurate with your position as Executive Vice President — Corporate Development. You will report directly to the Chief Executive Officer (the “CEO”) and, at least annually, your performance will be reviewed by the CEO. Your employment shall be “at-will.” Your employment may be terminated by the Company at any time and for any or no reason. Your employment may be terminated by you with three (3) months’ prior notice, as provided in your Managing Director Agreement.
Annual Performance Bonus. The target amount for your annual performance bonus shall be an amount equal to 100% of your annual base salary for the year for which the performance bonus is being awarded (“Annual Performance Bonus”). For Fiscal Year 2008, your Annual Performance Bonus, if any, will be pro-rated based upon the Effective Date. Subject to the “Payments Upon Termination” and “Termination by the Company without Cause” sections below, your Annual Performance Bonus, if any, may be paid in cash or any other form in which (and at such time as) annual performance bonuses are paid to the Company’s other executives, which shall be no later than the end of the calendar year following the year in respect of which such bonus is payable. The Compensation Committee shall retain sole discretion as to the target amount of any Annual Performance Bonus,

Eileen Kamerick
April 24, 2008

whether or not an Annual Performance Bonus has been earned and the form of any Annual Performance Bonus payment. Any Annual Performance Bonus payment shall be subject to standard withholdings and deductions.
Equity. Effective on the Effective Date (the “Grant Date”) you will be provided a Restricted Stock Unit (“RSU”) Award valued at $750,000.00. This Award shall be issued pursuant to the BearingPoint, Inc. 2000 Long-Term Incentive Plan and shall be subject to the terms and conditions set forth in the RSU Award Notice and Agreement. The value of the Award will be converted to a number of RSUs using the Fair Market Value (“FMV”) as of the Grant Date. The FMV shall be the closing price of a share of BearingPoint, Inc. Common Stock as reported on the New York Stock Exchange on the Grant Date. If no public trading occurred on such date, the FMV shall be determined as of the first preceding date on which trading of the Common Stock occurred.
The Restricted Stock Units will vest ratably (in 25% installments) beginning on the first anniversary of the RSU Grant Date and each one-year anniversary thereafter, so that 100% of the Restricted Stock Units shall have vested as of the fourth anniversary of the RSU Grant Date, provided that your employment has not terminated prior to such date.
The attached Restricted Stock Unit Agreement, together with the related Award Notice of Restricted Stock Unit Grant, detail the various terms of the grant of the Restricted Stock Units, including terms and conditions related to the settlement of the Restricted Stock Units.
Benefits/Long- Term Incentives. You will be entitled to participate in all employee benefit (including long-term incentives), fringe and perquisite plans, practices, programs policies and arrangements generally provided to executives of the Company at a level commensurate with your position.
Personal Days/Holidays. You will be entitled to 25 annual personal days, accrued monthly, to use for vacation, illness or other personal absences. These personal days are in addition to eight Company-designated holidays. As a full-time employee, you will also be eligible to participate in our Personal Benefits Program, as amended from time to time.
Business Expenses. The Company will reimburse you for the travel, entertainment and other business expenses incurred by you in the performance of your duties in accordance with the Company’s policies applicable to senior executives as in effect from time to time.
Payments Upon Termination. Upon termination of your employment, the Company will pay you: (i) any earned but unpaid annual base salary through the date of termination, (ii) any earned but unpaid Annual Performance Bonus for any preceding year, provided that your employment terminates after the date your Annual Performance Bonus has been determined by the Compensation Committee (except in the event of your death or Disability, in which case the Annual Performance Bonus will be your actual Annual Performance Bonus for the prior year prorated for the period worked), (iii) any unpaid, accrued personal days and unreimbursed business expenses, (iv) in the circumstances specified in the “Termination by the Company without Cause” or the “Special Termination Agreement” sections below, the payments specified in the applicable section, and (v) any other amounts due under any of the Company’s benefit plans. Payment of the amounts specified in the “Termination by the Company without Cause” section below shall be

Eileen Kamerick
April 24, 2008

conditioned upon your execution of a full and binding unilateral release of all claims arising from or associated with your employment with the Company, which shall be prepared by, and in form and substance reasonably satisfactory to, the Company (the “Release Agreement”). Any payments shall be subject to standard withholdings and deductions.
Termination by the Company without Cause. Upon your termination of employment by the Company without Cause and in lieu of any obligation to pay any amounts in such event pursuant to your Managing Director Agreement, the Company will pay you a lump sum cash amount equal to one (1) times the sum of: (i) your then current annual base salary, and (ii) your then current target Annual Performance Bonus. The lump sum cash payment shall be made within 30 days of the date of receipt by the Company of your fully executed Release Agreement as specified in the “Payments Upon Termination” section above assuming that you have not revoked the Release Agreement. Unless your employment is terminated with Cause, the Company will also pay your premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, on your behalf until the earlier of (i) the 18-month anniversary of the date of termination of your employment, or (ii) the date you become covered under a medical plan of another employer.
Special Termination Agreement. You shall be entitled to receive the payments and other benefits specified in your Special Termination Agreement, a copy of which is attached. During any period that you are eligible to receive payments and other benefits under the Special Termination Agreement, you shall not be eligible to receive any payment or other benefits under: (1) clause (iv) of the “Payments Upon Termination” section above, or (2) the “Termination by the Company without Cause” section above.
Indemnification and Employee Representations. The Company will indemnify you to the fullest extent permitted by law and the Company’s Certificate of Incorporation as in effect as of the Effective Date (regardless of any subsequent changes to such Certificate) with respect to your activities on behalf of the Company.
It is the policy and practice of the Company to reasonably ensure that the Company and all new employees honor the terms of any reasonable post-employment restrictions contained in agreements with prior employers of such new employees. Furthermore, you will never be asked to share, utilize or disclose in any way the proprietary or confidential information of a prior employer as part of your duties on behalf of the Company. You agree to promptly notify the Company’s Chief Legal Officer if you find yourself in a position of possibly violating your contractual agreement(s) with prior employers.
You will be covered under the Company’s D&O liability insurance on the same basis as other senior level executives of the Company.
The Company’s obligation to indemnify you under this heading “Indemnification and Employee Representations” shall survive any termination of this Employment Letter.
Definitions. For purposes of this Employment Letter, the following terms have the meanings ascribed below:
     (a) “Cause” shall have the meaning specified in the Managing Director Agreement.

Eileen Kamerick
April 24, 2008

     (b) “Disability” shall have the meaning specified in the Restricted Stock Unit Agreement.
     (c) “Restricted Stock Unit Agreement” shall mean, the Restricted Stock Unit Agreement, dated as of the Effective Date, between the Company and you, a form of which is attached hereto.
Miscellaneous Matters.
1.	This Employment Letter can be amended only in writing signed by both you and the Company. To the extent this Employment Letter makes reference to or modifies the terms of any other agreements, the choice of law provision set forth in each of such other agreements shall continue to govern the terms and conditions of such agreements as well as the interpretation and construction thereof and any references thereto that are set forth herein. All other terms and conditions of this Employment Letter shall be governed by and construed in accordance with the internal, domestic laws of the Commonwealth of Virginia.

2.	In the event of any conflict between the provisions of this Employment Letter and the provisions of any of the Managing Director Agreement, the Restricted Stock Unit Agreement, or the Special Termination Agreement, the terms and provisions in this Employment Letter shall control.

3.	This Letter Agreement is assignable by the Company only to a successor (whether by merger, consolidation, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company, and the Company will require any such successor, by written agreement in form and substance reasonably satisfactory to you, to expressly assume and agree to perform this Employment Letter in the same manner and to the same extent that the Company would be required to perform it if no such assumption had taken place; provided, however, that no such written agreement shall be required if the transaction results in the successor becoming legally required to fulfill the obligations of the Company under this Employment Letter, whether by operation of law or otherwise. Except as expressly provided herein, you may not sell, transfer, assign, or pledge any of your rights or interests under this Employment Letter, provided that any amounts due hereunder shall, upon your death, be paid to your estate unless you have designated a beneficiary therefore in accordance with any applicable plan.

4.	For the purpose of this Employment Letter, notices and all other communications provided for in this Employment Letter shall be in writing and shall be deemed to have been duly given when delivered personally or by overnight service or delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Company at its executive office or to you at the address on the records of the Company (provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer and President) or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

Eileen Kamerick
April 24, 2008

5.	If any provision of this Employment Letter or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Employment Letter shall continue in full force and effect. Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Employment Letter shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Employment Letter may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6.	It is intended that this Employment Letter will comply with Section 409A and this Employment Letter shall be interpreted in a manner consistent with such intent. If any provision of this Employment Letter (or of any award of compensation, including deferred compensation or benefits) would cause you to incur any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company shall reform such provision; provided that the Company agrees to maintain, to the maximum extent practicable and without additional cost to the Company, the original intent and economic benefit you of the applicable provision without violating the provisions of Section 409A; provided, further, in no event shall you be required to defer the date on which you are entitled to receive any payment or benefit hereunder for a period in excess of six months.

7.	In compliance with the Immigration Reform and Control Act, federal law requires employers to verify work authorization upon hire through employee completion of an I-9 form. Your employment or continued employment with BearingPoint is contingent upon your accurate completion of this form during your first three days of employment. Shortly before your Effective Date you will receive information that describes these requirements and the documents you need to bring and present on your first day.

8.	In compliance with the Fair Credit Reporting Act, employment with BearingPoint is contingent upon satisfactory completion of the company’s employment screening process. This may include a public source background inquiry and receipt of satisfactory information regarding your employment history. You will be provided with, and be required to execute, a Disclosure and Authorization for Release of Information Form authorizing BearingPoint to compile a background report. If BearingPoint finds that you have made any misrepresentation or is dissatisfied with the results of any review of your background, BearingPoint may withdraw any offer of employment or terminate your employment without any further obligation on the part of BearingPoint.
The items in this Employment Letter, the Managing Director Agreement, the Restricted Stock Unit Agreement, and the Special Termination Agreement (together with any exhibits or award notices applicable thereto) and the other items referred to above represent the Company’s and your entire agreement with respect to the terms and conditions of your employment following the Effective Date. Any contrary representations that may have been made to you at any time are superseded by this Employment Letter. By signing below, you

Eileen Kamerick
April 24, 2008

agree to the terms and conditions of employment specified in this Employment Letter and the accompanying documents.
Please carefully read this Employment Letter and the accompanying Managing Director Agreement, Restricted Stock Unit Agreement and the Special Termination Agreement (together with any exhibits or award notices applicable thereto). Signing these documents is a condition of employment. By signing below, you agree to the terms and conditions of employment specified in this Employment Letter and the accompanying documents.
If you agree that the foregoing terms and conditions accurately evidence our agreement concerning your continued employment after the Effective Date, please sign and return this Employment Letter, the Managing Director Agreement, the Restricted Stock Unit Award Notice, and the Special Termination Agreement.
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[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Eileen Kamerick
April 24, 2008

Should you have any questions, please contact Laurent Lutz, our Chief Legal Officer, at [telephone number].

Very truly yours,

/s/ F. Edwin Harbach
F. Edwin Harbach
Chief Executive Officer and President BearingPoint, Inc.

ACCEPTED:
/s/ Eileen A. Kamerick
Eileen Kamerick

Exhibits:
Managing Director Agreement
Restricted Stock Unit Award Notice
Restricted Stock Unit Agreement
Special Termination Agreement